Exhibit 10.17

BUSINESS COOPERATION AGREEMENT

This Business Cooperation Agreement (the “Agreement”) is entered into as of August 21, 2013 by and among the following parties:

(1)	Sungy Data Ltd. (the “Sungy Data”), an offshore enterprise registered in British Virgin Islands (“BVI”), under the laws of BVI;

(2)	Jiubang Computer Technology (Guangzhou) Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise registered in Guangzhou, the People’s Republic of China (“China”), under the laws of China;

(3)	Guangzhou Hengye Software Technology Co., Ltd. (“Guangzhou Hengye”), a domestic company registered in Guangzhou, China, under the laws of China;

(4)	Each and all entities listed in Schedule 1 hereof, as amended and supplemented from time to time (“Hengye Subsidiaries”);

(5)	Yuqiang Deng, a citizen of China (PRC ID No.: 441900197603280018);

(6)	Xiangdong Zhang, a citizen of China (PRC ID No.: 61032219770521291X); and

(7)	Yingming Chang, a citizen of China (PRC ID No.: 622425197409031610) (together with Yuqiang Deng, Xiangdong Zhang, the “Shareholders”)

(Each of Sungy Data, WFOE, Guangzhou Hengye, each of Hengye Subsidiaries and each of the Shareholders, a “Party”, and collectively the “Parties”.)

RECITALS

(1)	WHEREAS, the WFOE engages in the business of research and development of computer applications and software, computer information technology services and technology consultation services and has the relevant expertise and practical experience in 3G network services ;

(2)	WHEREAS, Guangzhou Hengye and Hengye Subsidiaries engage in the business of computer software services and other related business in China;

(3)	WHEREAS, the WFOE has entered into a Master Exclusive Service Agreement (the “Service Agreement”) dated August 21, 2013 with Guangzhou Hengye and Hengye Subsidiaries, pursuant to which the WFOE is entitled to receive substantially all of the economic benefits of Guangzhou Hengye and Hengye Subsidiaries; and

(4)	WHEREAS, the Shareholders hold 100% equity interests in Guangzhou Hengye.

(5)	WHEREAS, Sungy Data hold 100% equity interests in the WFOE.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parties hereby agree as follows:

AGREEMENT

1.	Negative Covenants

To ensure Guangzhou Hengye and Hengye Subsidiaries to perform their respective obligations under the Service Agreement and/or other agreements executed with the WFOE, the Shareholder, Guangzhou Hengye and Hengye Subsidiaries, jointly and severally, agree and covenant that, without obtaining the WFOE’s written consent, Guangzhou Hengye and Hengye Subsidiaries shall not, and the Shareholders shall cause Guangzhou Hengye not to, engage in any transaction which may materially affect its asset, obligation, right or operation, including but not limited to:

(a)	Any activities not within their respective normal business scope, or operate their respective business in the way that is inconsistent with past practice;

(b)	offering any material loan to any third party or incurring any material debt from any third party, other than in the ordinary course of business;

(c)	undertaking and guarantee any debt, other than in the ordinary course of business;

(d)	merging or forming a joint venture with any third party, or acquiring any third party or being acquired or controlled, increasing or reducing the registered capital, or changing the structure of the registered capital by means of other ways;

(e)	changing or dismissing any director or any senior management officer;

(f)	selling to or acquiring from any third party or disposing in other ways material tangible or intangible assets, other than in the ordinary course of business;

(g)	using its assets to provide security or other forms of guarantees to any third party, or setting up any other encumbrances over its assets;

(h)	making any change to its articles of association;

(i)	making distribution of dividend or share interest in whatever ways;

(j)	conducting liquidation and distributing the residual properties; or

(k)	having its branches or subsidiaries to any of the foregoing.

2.	Business Operation and Personnel Arrangement

2.1	Guangzhou Hengye and the Hengye Subsidiaries, jointly and severally, agree and covenant to Sungy Data and the WFOE that Guangzhou Hengye and the Hengye Subsidiaries shall, and the Shareholders shall cause Guangzhou Hengye to, accept suggestions raised by Sungy Data and the WFOE over the employee engagement and replacement, daily operation and financial management systems of Guangzhou Hengye and the Hengye Subsidiaries, and Guangzhou Hengye and the Hengye Subsidiaries shall strictly abide by and perform accordingly.

2.2	The Shareholders shall only appoint persons designated by Sungy Data or the WFOE to be the directors of Guangzhou Hengye and Guangzhou Hengye shall only appoint the person designated by Sungy Data or the WFOE to be the director of the Hengye Subsidiaries in accordance with the procedures required by laws, regulations and relevant articles of association. Guangzhou Hengye and each Hengye Subsidiary shall cause the persons designated by Sungy Data or the WFOE to be the general manager, chief financial officer and other senior management members of Guangzhou Hengye and such Hengye Subsidiary.

2.3	If any of the above directors or senior management members designated by Sungy Data or the WFOE resigns from the relevant position or is dismissed at the request of Sungy Data or the WFOE, the Shareholders or Guangzhou Hengye or the Hengye Subsidiaries, as the case may be, shall dismiss such persons from Guangzhou Hengye or Hengye Subsidiaries upon Sungy Data or the WFOE’s request, and shall appoint any other persons designated by Sungy Data or the WFOE to hold such position.

2.4	Guangzhou Hengye together with its Shareholders and each of Hengye Subsidiaries hereby jointly and severally covenant and agree with Sungy Data and the WFOE that Guangzhou Hengye and the relevant Hengye Subsidiaries shall seek appropriate approval from Sungy Data or the WFOE prior to entering into any material contract in accordance with relevant internal approval policy of Guangzhou Hengye or Hengye Subsidiaries.

3.	Other Arrangements

3.1	Given (i) that the business relationship among the WFOE and Guangzhou Hengye and the Hengye Subsidiaries has been established through Service Agreement and (ii) that the daily business activities of Guangzhou Hengye or Hengye Subsidiaries as a whole will have a material impact on Guangzhou Hengye or Hengye Subsidiaries’ ability to pay the payables to the WFOE or its affiliates, the Shareholders agrees that:

(a)	It shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Guangzhou Hengye to, distribute profits, funds, assets or property to the Shareholders of Guangzhou Hengye; and

(b)	It shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Guangzhou Hengye to, issue any dividends or other distributions with respect to the equity interest of Guangzhou Hengye held by the Shareholders; provided, however, if such dividends or other distributions are distributed to the Shareholders from Guangzhou Hengye, the Shareholders will immediately and unconditionally pay or transfer to the WFOE any and all dividends or other distributions in whatsoever form obtained from Guangzhou Hengye as a shareholder of Guangzhou Hengye at the time such payables arise.

3.2	To satisfy the cash flow requirements with regard to the business operations of Guangzhou Hengye and the Hengye Subsidiaries and/or to make up losses accrued during such operations, Sungy Data agrees that it shall, according to its own financial position and to the extent permissible under PRC law, through itself or its designated person, provide financial support to Guangzhou Hengye and the Hengye Subsidiaries.

4.	Assignment

The Shareholders, Guangzhou Hengye and Hengye Subsidiaries shall not assign their rights and obligations under this Agreement to any third party without the prior written consent of the WFOE. The Shareholders, Guangzhou Hengye and Hengye Subsidiaries hereby jointly agree that the WFOE may assign its rights and obligations under this Agreement as the WFOE may decide at its sole discretion and such transfer shall only be subject to a written notice sent to Guangzhou Hengye and the Shareholders.

Rights and obligations under this Agreement shall be legally binding upon any assignees, successors of Parties hereof, no matter such assignment of obligations and rights is caused by takeover, restructuring, success, assignment or any other reason.

5.	Entire Agreement and Amendment to Agreement

5.1	This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by Parties with respect to the subject matter of this Agreement.

5.2	Any modification of this Agreement shall be made in a written form and shall only become effective upon the signature by all Parties of the Agreement. Modification agreements and supplemental agreements of this Agreement duly executed by the Parties shall be parts of this Agreements and shall have the same legal effect as this Agreement.

6.	Additional Hengye Subsidiaries

6.1	Guangzhou Hengye will procure any of the new subsidiaries established, formed or incorporated after the date of Agreement to execute a joinder in a form attached as Schedule 2 so that such new subsidiaries shall become parties to this Agreement promptly after its formation or incorporation.

6.2	A person or entity who has entered into a joinder pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions of this Agreement as if he were party to it in the capacity designated in such joinder, and this Agreement shall be interpreted accordingly.

7.	Governing Law and Dispute Resolution

7.1	This Agreement shall be construed in accordance with and governed by the laws of China.

7.2	Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all Parties. The place of arbitration shall be in Beijing.

8.	Effective Date and Term

8.1	This Agreement shall be signed and take effect as of the date first set forth above.

8.2	The term of this Agreement shall remain effective as long as Guangzhou Hengye exists unless terminated as provided in Section 9.

9.	Termination

None of the Shareholders, Guangzhou Hengye and Hengye Subsidiaries can terminate this Agreement. The WFOE may terminate this Agreement at any time with thirty (30) days advance written notice to Guangzhou Hengye and the Shareholders.

10.	Notices

10.1	For purpose of the Notices hereunder, Guangzhou Hengye will give or receive the relevant notice on behalf Hengye Subsidiaries where applicable. The WFOE’s notice being given to Guangzhou Hengye shall be deemed being given to Guangzhou Hengye and Hengye Subsidiaries.

10.2	Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English or Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the postage prepaid registered airmail was sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the courier service company; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation for relevant documents.

11.	Severability

11.1	If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

12.	Counterparts

12.1	This Agreement shall be executed in six originals by all Parties, with Sungy Data, the WFOE, the Shareholders, and Guangzhou Hengye holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

13.	Languages

13.1	Both English and Chinese language versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

14.	Others

14.1	This agreement, upon the effective date, shall replace any of the written agreements and/or documents in relation to the matters involved in this agreement concluded previously between/among the Parties.

14.2	The Parties shall revise this Agreement upon the advices given by U.S. Securities and Exchange Commission or other administration authorities or any changes of the listing rules or requirements of U.S. Securities and Exchange Commission in relation to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Sungy Data Ltd.

Authorized Representative:

Signature:	/s/ Yuqiang Deng
Seal: (Seal)

Jiubang Computer Technology (Guangzhou) Co., Ltd. Authorized Representative:

Signature:	/s/ Yuqiang Deng
Seal: (Seal)

Guangzhou Hengye Software Technology Co., Ltd. Authorized Representative:

Signature:	/s/ Yuqiang Deng
Seal: (Seal)

Yuqiang Deng

Signature:	/s/ Yuqiang Deng

[Signature page to Business Cooperation Agreement]

Xiangdong Zhang

Signature:	/s/ Xiangdong Zhang

Yingming Chang

Signature:	/s/ Yingming Chang

[Signature page to Business Cooperation Agreement]

SCHEDULE 1

Hengye Subsidiaries

No.	English Name	Chinese Name	Signature	Seal

1.

2.

Sch-1-1

SCHEDULE 2

JOINDER AGREEMENT TO BUSINESS COOPERATION AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with Section 6.1 of the Business Cooperation Agreement dated as of August 21, 2013 (as amended, amended and restated or otherwise modified from time to time, collectively, the “Business Cooperation Agreement”) by and among Sungy Data Ltd., Jiubang Computer Technology (Guangzhou) Co., Ltd., Guangzhou Hengye Software Technology Co., Ltd., Yuqiang Deng, Xiangdong Zhang, Yingming Chang and other parties thereof, as the same may be amended from time to time. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Cooperation Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by executing this Joinder Agreement, the Joining Party shall be deemed to be a party to the Business Cooperation Agreement as of the date hereof and shall have all of the rights and obligations of a Hengye Subsidiary under the Business Cooperation Agreement as if it had executed the Business Cooperation Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Business Cooperation Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ,
[NAME OF JOINING PARTY]

By:
Name:
Title:

Sch-2-1